Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Appoints David Moezidis as EVP and Chief Commercial Officer

25-year Flex Veteran Brings Extensive Industry Expertise Supporting Benchmark's Growth Strategy

TEMPE, Ariz., July 17, 2023 - Benchmark Electronics, Inc. (NYSE: BHE), a global provider of engineering, design, and manufacturing services, today announced the appointment of David Moezidis as Executive Vice President (EVP) and its first Chief Commercial Officer (CCO), effective immediately. Moezidis will direct Benchmark's commercial strategy, including vertical market sector plans and its global go-to-market approach to drive continued business growth and share gains.

"David understands the unique challenges our customers face in bringing complex products to market quickly without compromising on quality," stated Jeff Benck, president and CEO at Benchmark. "We are excited to welcome him to our team in this newly defined role, where he will own a big piece of our strategy and strategic customer relationships. His wide range of experience perfectly complements the Benchmark leadership team, and I am confident he will make a significant impact as we continue our growth journey."

Moezidis has over 30 years of leadership experience in operations, engineering, sales, and marketing in the digital imaging, semiconductor capital equipment, and electronic manufacturing services industries. He has spent the last 25 years at Flex in various leadership positions. Most recently, he was the president of the Lifestyle Solutions group, and prior to that, he was the senior vice president of the Industrial and Energy group. Moezidis holds two Bachelor of Science degrees in engineering, a Master of Business Administration from Pepperdine University, and has completed the executive management program at Stanford University.

"I am thrilled to be joining Benchmark at this exciting time as companies continue to look for solutions to further optimize their supply chains and operations,” said Moezidis. “Benchmark has a unique opportunity with its position in the industry, coupled with its passion for innovation, and its comprehensive product realization solutions offering. The customer experience will remain a top priority, and I look forward to being a part of the next generation of its leadership and positively impacting the future."

To learn more about Benchmark's executive team, please visit www.bench.com/leadership-team.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain, and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next-generation communications, complex industrials, medical, and semiconductor capital equipment. Benchmark operates in eight countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Alec Robertson

Brodeur Partners on behalf of Benchmark

Email: arobertson@brodeur.com

Mobile: 585-281-6399